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NAME OF REGISTRANT

Franklin Tax-Free Trust
File No. 811-4149

EXHIBIT ITEM No. 77I: Terms of new or amended securities

The Franklin Arizona Tax-Free Income Fund, Franklin Insured Tax-Free Income Fund, Franklin Michigan Insured Tax-Free Income Fund, Franklin Ohio Insured Tax-Free Income Fund, and Franklin New Jersey Tax-Free Income Fund, began offering Advisor Class Shares on July 1, 2008.